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Audit Report: Goldman Sachs’ Efforts To Advance Equity and Opportunity for Underserved Communities March 17, 2023 WILMER CUTLER PICKERING HALF AND DORR LLP@

I.	Introduction

The Goldman Sachs Group, Inc. (“Goldman Sachs”) is a leading global investment banking, securities, and investment management firm that provides a wide range of financial services to corporations, financial institutions, governments, and individuals. Founded in 1869, the firm is headquartered in New York and has offices around the world.

Goldman Sachs recognizes the power that the private sector wields to drive changes in society and help create a more diverse and inclusive economy. Through various initiatives, Goldman Sachs has sought to promote equity and drive economic prosperity for more people, including underserved communities. Goldman Sachs chose three of these initiatives, One Million Black Women, the Fund for Racial Equity, and 10,000 Small Businesses—each of which focuses on external stakeholders and communities—to be the subject of this third-party audit.

One Million Black Women. Launched in 2021, One Million Black Women is aimed at advancing racial equity and reducing barriers to economic growth for Black women through targeted capital investment and philanthropic giving. Goldman Sachs committed to deploying $10 billion in commercial capital investments and $100 million in philanthropic capital over ten years through One Million Black Women. As of July 31, 2022, Goldman Sachs had deployed $1.2 billion in commercial capital investments and $20 million in philanthropic grants. The philanthropic component of One Million Black Women includes a pilot business education program for Black women sole proprietors, known as Black in Business, and a $10 million grant program for Black women-led nonprofit organizations, known as Black Women Impact Grants.

Fund for Racial Equity. Launched in June 2020, the Fund for Racial Equity (or “the Fund”) was a $10 million commitment to provide capital and support to organizations addressing racial injustice, structural inequity, and economic disparity. As of August 2022, all $10 million of the Fund had been deployed to 20 organizations that work to advance racial equity. While Goldman Sachs has met its objective by completing its $10 million commitment, the Fund also built momentum for longer-term commitments Goldman Sachs has made through One Million Black Women, which launched nine months after the Fund was announced.

10,000 Small Businesses. Launched in 2009 with an initial $500 million commitment, 10,000 Small Businesses is focused on helping small businesses grow and create jobs by providing them with access to business education, capital, and business support services. The initiative has two flagship components, both of which were within the scope of the audit: the Education Program, which provides tuition-free, practical business education to small business owners, referred to as “scholars,” and the Access to Capital Program, which provides loans funded by Goldman Sachs to small businesses that may otherwise lack access to affordable capital or may not qualify for traditional sources of credit. In December 2020, having met its initial goal of graduating 10,000 scholars from the Education Program, Goldman Sachs committed another $250 million to support an additional 10,000 scholars. As of December 31, 2022, over 13,600 small business owners have graduated from the Education Program. And, through the Access to Capital Program, Goldman Sachs has deployed approximately $1.6 billion to date in total loan capital to over 37,000 small businesses, including $1.3 billion in Paycheck Protection Program (“PPP”) loans.

In April 2022, Goldman Sachs engaged our law firm, Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), to objectively assess whether these three initiatives were effectively designed and implemented to advance racial equity and, where applicable, gender equity. Goldman Sachs chose to undertake the audit voluntarily, so that it could assess the initiatives’ impact. WilmerHale’s audit included interviews with over 50 individuals, including Goldman Sachs employees and a range of external stakeholders.

As detailed in this Report, WilmerHale’s audit found the three Goldman Sachs initiatives to be serious and substantial efforts to promote equity and opportunity for underserved communities. Goldman Sachs utilized rigorous planning processes in conceiving of and designing these initiatives, including assessing how to deploy its capital and other resources to reach external stakeholders most effectively. Goldman Sachs has also followed through to implement the initiatives in a manner consistent with their missions and the broader goal of promoting equity. While these initiatives are in various stages of completion, they have been successful overall, and each has made (or is in the process of making) the desired impact on the targeted communities.

The audit also identified ways that Goldman Sachs could enhance its efforts to promote equity and opportunity as One Million Black Women and 10,000 Small Businesses continue. The potential enhancements discussed in this Report focus on Goldman Sachs’ ongoing efforts to reach diverse communities, to measure and assess the impact of its initiatives, and to meaningfully engage with external stakeholders, including the communities served by the initiatives.

II.	Methodology

The audit took place over the course of ten months. WilmerHale sought input from both internal and external stakeholders regarding the design, implementation, and impact of the initiatives. We reviewed numerous documents and relevant data for all three initiatives. We also identified the external partners and consultants with whom we wished to speak and requested that Goldman Sachs identify a selection of participants and beneficiaries across the three initiatives. In total, we interviewed over 50 individuals, including Goldman Sachs employees, external partners and consultants, program participants, and representatives of funding recipients. We coordinated with Goldman Sachs’ Legal Department and with the Office of Corporate Engagement, which has oversight of or involvement in all three initiatives, to make document and interview requests.

While the audit did not attempt to independently quantify the impact of the initiatives on their beneficiaries, WilmerHale sought to confirm the amount of investments and grants Goldman Sachs has made through the initiatives. Unless otherwise noted, this Report assesses the initiatives as of December 31, 2022, though two of them—One Million Black Women and 10,000 Small Businesses—are ongoing and are expected to continue for the next several years.

Based on this work, WilmerHale made findings regarding Goldman Sachs’ efforts to promote equity and opportunity through these initiatives and identified ways that Goldman Sachs could enhance its efforts in the future. WilmerHale discussed the findings and recommended enhancements described in this Report in meetings with senior leaders at Goldman Sachs and met with the Goldman Sachs Board of Directors regarding the audit.

The audit team was led by WilmerHale partners Ronald Machen, Debo P. Adegbile, Brenda Lee, and Tania Faransso. Mr. Machen is the Chair of WilmerHale’s Litigation and Controversy Department; Mr. Adegbile is the Chair of the Anti-Discrimination practice; Ms. Lee is the Vice Chair of the Anti-Discrimination practice; and Ms. Faransso is a partner in the Anti-Discrimination practice. The WilmerHale team has significant experience conducting racial equity audits and other assessments of civil rights impact for clients in financial services and other industries. Prior to commencing the audit, WilmerHale had not advised Goldman Sachs on these initiatives or on any issues related to diversity, equity, and inclusion.

III.	One Million Black Women

A.	Overview

Goldman Sachs is unique among its peers in having an investment-driven racial equity initiative with a specific focus on addressing the wealth and opportunity gap for Black women and their families. The One Million Black Women initiative is notable not only for its particular focus but also for the length of its commitment—ten years—which reflects a desire to have a sustained impact. We found that One Million Black Women is well-grounded in research and thoughtfully designed to leverage Goldman Sachs’ expertise and resources to target key moments in Black women’s lives that contribute to the racial and gender wealth gap. While the initiative is still in its relatively early stages, it is on track to meet its commitments within its ten-year timeline, both with respect to the amount of capital committed and the number of Black women and girls estimated to be impacted by that capital. The stakeholders and beneficiaries WilmerHale interviewed also consistently praised the scope of Goldman Sachs’ commitments through the initiative, including the emphasis on commercial capital funds.

One Million Black Women’s decade-long commitment provides Goldman Sachs with the opportunity to monitor and enhance the initiative’s impact over an extended timeline. Recognizing that opportunity, we identified recommendations for enhancing Goldman Sachs’ efforts to track the impact of the initiative—including its investments, grants, and educational programming—as well as its efforts to integrate the initiative and its mission into its business.

B.	Program Descriptions

Launched in March 2021, One Million Black Women is an ambitiously scoped and innovative initiative that aims to narrow wealth and opportunity gaps that disproportionately affect Black women and their families.1 The initiative commits $10 billion in commercial capital and $100 million in philanthropic capital over ten years, with the goal of impacting the lives of at least one million Black women and girls by 2030. As of July 31, 2022, Goldman Sachs had deployed $1.2 billion in commercial capital investments and $20 million in philanthropic grants as part of the initiative.

[1]

Press Release, Goldman Sachs Commits $10 Billion in Investment Capital and $100 Million in Philanthropic Capital To Impact The Lives of One Million Black Women (Mar. 10, 2021), https://www.goldmansachs.com/media-relations/press-releases/2021/one-million-black-women.html.

One Million Black Women focuses on seven “impact areas”: Access to Capital, Digital Connectivity, Education, Financial Health, Healthcare, Housing, and Job Creation & Workforce Advancement. As described below, Goldman Sachs relied on extensive research as well as listening sessions to identify these impact areas.

Figure 1: One Million Black Women Impact Areas2

One Million Black Women is implemented by a team of individuals in the Goldman Sachs Office of Corporate Engagement, Asset & Wealth Management,3 and the Sustainable Finance Group.4 The initiative’s core leadership team includes Asahi Pompey, Partner and Global Head of Corporate Engagement and President of the Goldman Sachs Foundation, and Dina Powell McCormick, Partner and Global Head of Sustainability and Inclusive Growth, who direct the strategy for the initiative as a whole; Julian Salisbury, Chief Investment Officer of Asset & Wealth Management, who oversees One Million Black Women’s investment commitment; and John F.W. Rogers, Executive Vice President, who serves as Chairman of the Goldman Sachs Foundation and provides strategic oversight of the initiative.5

One Million Black Women has an external Advisory Council, which is currently comprised of 16 Black business and community leaders in industries including business, education, government, art, professional sports, and the nonprofit sector. While the Advisory Council is not involved in the day-to-day implementation of One Million Black Women, Council members have played an important role in supporting the initiative, including by utilizing their networks to identify potential strategic partnerships as well as investment recipients aligned with the initiative’s mission. It is expected that the Advisory Council will continue to serve as a resource to Goldman Sachs as the initiative progresses.

[2]	One Million Black Women, https://www.goldmansachs.com/our-commitments/sustainability/one-million-black-women/ (last visited Mar. 9, 2023).

[3]

When One Million Black Women was first launched, investing teams from Goldman Sachs’ Asset Management division identified deals that were eligible for the initiative. As of January 2023, the Asset Management division was merged with other businesses to form Asset & Wealth Management. For simplicity, this Report uses the new Asset & Wealth Management name.

[4]	The Sustainable Finance Group is responsible for partnering with the firm’s businesses to drive sustainability-related commercial activity.

[5]	Margaret Anadu, Goldman Sachs’ former Global Head of Sustainability and Impact, was also central to the development of the initiative.

The key components of the One Million Black Women initiative, all of which were within the scope of this audit, are described below:

Commercial Capital Commitment. Goldman Sachs has committed to deploy $10 billion over ten years across asset classes and product types. For a deal to be eligible to count toward the One Million Black Women investment commitment, it must align with an impact area and be expected to have a measurable impact on Black women and/or girls. Goldman Sachs reviews deals for eligibility under One Million Black Women that are smaller than the deals it typically considers or that are with companies at an earlier stage of growth than the companies in which Goldman Sachs ordinarily invests. This is part of an effort to identify investments that Goldman Sachs may not otherwise have made prior to the One Million Black Women initiative.

The Urban Investment Group (“UIG”), which is an investing and lending business within Asset & Wealth Management that is focused on community and economic development, has been responsible for most of the initiative’s closed investments. As of July 31, 2022, $1.2 billion had been committed in commercial capital investment across Asset & Wealth Management, which is projected to impact an estimated 166,370 Black women and girls.6 With respect to the amount of capital invested across the initiative’s seven impact areas, most was in Housing ($821 million), with varying levels of investment across the other impact areas: Access to Capital ($162 million), Job Creation & Workforce Advancement ($76 million), Healthcare ($61 million), Education ($45 million), and Digital Connectivity ($1 million).7 Capital had not yet been committed in the Financial Health impact area as of July 31, 2022.

Philanthropic Capital Commitment. Goldman Sachs has also committed to deploy $100 million in philanthropic capital over ten years.8 This philanthropic funding includes strategic partnerships, community grants, and capacity-building grants. For philanthropic grants, the One Million Black Women team first ensures that a potential recipient is eligible, including that (1) it has Black women in organizational and/or programmatic leadership or that its work impacts Black women and/or girls and (2) the use of funds would align with an impact area.9 The $20 million committed in philanthropic grants as of July 31, 2022, which includes funds deployed through the Black Women Impact Grants program, is projected to impact an estimated 22,249 Black women and girls.

[6]

These figures, which are as of July 31, 2022, were the most recent data available to WilmerHale during the audit. As further discussed in this Report, the estimated impact figures are based on an evaluation framework developed by REACH Beyond Solutions, a policy development, advocacy, and executive leadership firm that Goldman Sachs engaged as a consultant in connection with One Million Black Women.

[7]

WilmerHale reviewed a sample of materials reflecting the deployment of One Million Black Women investment capital, including funding memoranda and packages, wire requests, funding approvals, and settlement confirmation emails. This sample confirmed that funds were in fact deployed to the intended recipients. The capital investment recipients (as well as the philanthropic grant recipients) with whom we spoke also confirmed receipt of funds.

[8]

The funds distributed through the initiative’s philanthropic component have been granted for use in work that furthers the mission of One Million Black Women, and not with the expectation that grantees will perform work for Goldman Sachs in exchange for the funds.

[9]	Applicants were also required to provide a list of board members, most recent audited financial statements, most recent IRS Form 990, and an IRS 501(c)(3) determination letter.

As a subset of Goldman Sachs’ $100 million philanthropic commitment, Black Women Impact Grants is a $10 million grant program for which Goldman Sachs used an open application process to direct multiyear, general operating funding to small, Black women-led nonprofit organizations serving Black women and girls.10 Philanthropic leaders and One Million Black Women Advisory Council members conducted the final application review to select the grant recipients.11 These 50 recipients were announced on June 15, 2022, with a minimum total grant size of $100,000. The grants were designed as two-year grants, with the first half of each recipient’s grant disbursed in August 2022 and the second half expected to be disbursed in August 2023.12

Black in Business, which is also part of Goldman Sachs’ $100 million philanthropic capital commitment, is a two-year pilot program offering a 10-week online business education program for Black women sole proprietors. The program includes in-person educational and networking opportunities and a $2,000 stipend. The curriculum was developed by Goldman Sachs partner 1863 Ventures, a Black-led, national business development nonprofit accelerator and venture capital fund, and is modeled after elements of the 10,000 Small Businesses Education Program. Staff from 1863 Ventures deliver the curriculum, which covers topics including the customer base; financial and account management and strategy; scaling through technology, operations, and processes; connecting with the customer; and leadership skills. During the program, Black in Business scholars have mentors and business advisors, who are themselves Black women entrepreneurs, and some of whom are alumnae of the 10,000 Small Businesses Education Program. Three cohorts, each around 150 scholars, have been selected for Black in Business, and a fourth will be recruited in the fall of 2023.13 Two cohorts have graduated from the program to date.

C.	Findings

WilmerHale’s findings regarding the One Million Black Women initiative fall into four categories: (1) efforts to ground the initiative in research and input from impacted communities; (2) the integration of the initiative into Goldman Sachs’ business; (3) eligibility and process considerations for each component of the initiative; and (4) efforts to measure the impact of the initiative.

[10]

In addition to requiring applicants to have Black women in positions of organizational and/or programmatic leadership, a clear focus on serving Black women and/or girls, and alignment with at least one of the initiative’s impact areas, other eligibility requirements were tax-exempt status as a U.S. public charity under Section 501(c)(3) and an average annual operating budget between $250,000 and $1 million.

[11]

The Advisory Council members and leaders in philanthropy who conducted the final application review were Melissa Bradley, Founder and General Partner of Black in Business partner 1863 Ventures; Melanie Campbell, President and Chief Executive Officer of The National Coalition of Black Civic Participation and Convener of The Black Women’s Roundtable; Dr. Valerie Montgomery Rice, President and Dean of Morehouse School of Medicine; Cheryl Dorsey, President of Echoing Green; Christina Lewis, Co-Founder of Giving Gap; and Dr. Monique Morris, Executive Director of Grantmakers for Girls of Color.

[12]

Press Release, Goldman Sachs One Million Black Women Announces 50 Recipients of Black Women Impact Grants to Scale Black Women-Led Nonprofits (June 15, 2022), https://www.goldmansachs.com/media-relations/press-releases/2022/ombw-announces-black-women-impact-grants.html.

[13]	Goldman Sachs engaged the Initiative for a Competitive Inner City (“ICIC”) for assistance with the review and selection of scholars for the Black in Business program.

•

One Million Black Women’s overall design and ongoing strategic approach are grounded in extensive qualitative and quantitative research as well as input from the individuals and communities that the initiative was designed to serve.

The design of One Million Black Women was informed by research in Goldman Sachs’ Black Womenomics: Investing in the Underinvested report, published in March 2021.14 That report focused on the complex historical and ongoing factors that contribute to the 90% wealth gap experienced by Black women in the United States, depicted in the following exhibit from the report, as well as on opportunities to allocate capital to change the economic disadvantages that Black women face.15

Figure 2: Exhibit from Black Womenomics: Investing in the Underinvested report on wealth gap16

Black Womenomics: Investing in the Underinvested concluded that lower levels of earnings for Black households account for roughly two-thirds of the net wealth gap between Black and white households.17 The report also identified a number of other contributing factors, including those related to educational attainment,18 access to capital,19 home ownership,20 and healthcare,21 which together have a compounding impact on Black women’s lives.22 This research on the interrelated factors that contribute to the racial and gender wealth gap informed Goldman Sachs’ identification of the seven impact areas that drive One Million Black Women’s investment strategy.

[14]

Daan Struyven et al., Black Womenomics: Investing in the Underinvested, (Mar. 9, 2021), https://www.goldmansachs.com/insights/pages/black-womenomics-f/black-womenomics-report.pdf. Black Womenomics is part of a publication series by Goldman Sachs Global Investment Research that is devoted to longer-term economic and policy issues. The analysis in Black Womenomics is based on median household wealth and other data from the Survey of Consumer Finances conducted by the Board of Governors of the Federal Reserve System, as well as on data from relevant economic scholarship, studies, surveys, and reports.

[15]	Id. at 6.
[16]	Id.
[17]	Id. at 3.
[18]	Id. at 12.

[19]	Id. at 15.

[20]	Id. at 21.
[21]	Id. at 22.
[22]	Id. at 27-28.

Similarly, Goldman Sachs’ creation of the Black in Business pilot was informed by data indicating that the vast majority of Black-owned small businesses are sole proprietorships and by Goldman Sachs’ February 2022 Black Womenomics: Equalizing Entrepreneurship report on the barriers driving the underrepresentation of Black women in business ownership. Those barriers include limited access to funds, as depicted in the exhibit below.23 Goldman Sachs saw an opportunity through Black in Business to help Black women-led small businesses grow and succeed, with the aim of driving the creation of more jobs in Black communities.

Figure 3: Exhibit from Black Womenomics: Equalizing Entrepreneurship report on access to funds among Black women entrepreneurs24

In developing One Million Black Women, Goldman Sachs also sought input from the individuals and communities that the initiative was designed to serve, including through listening sessions with over 20,000 Black women. These listening sessions, in addition to the research in the Black Womenomics reports, helped Goldman Sachs identify the seven impact areas and informed the strategy for their implementation. For example, participants in listening sessions described the need for multiyear, general operating commitments to small, Black women-led nonprofit organizations. These participants shared that such organizations often lack access to funding from large firms such as Goldman Sachs, and that the funding they do receive tends to be ad hoc, restricted, and short-term. As a direct response to this feedback, Goldman Sachs developed Black Women Impact Grants, which utilized an open application process designed to promote equitable funding access for small, Black women-led nonprofit organizations working to advance equity in underserved communities. Additionally, feedback received during listening sessions from Black women entrepreneurs, who identified access to capital as a challenge and pointed to the potential benefits of an education program focused on growing an early-stage business, helped drive the creation of Black in Business.

[23]

See Gizelle George-Joseph & Daniel Milo, Black Womenomics: Equalizing Entrepreneurship, 6 (Feb. 9, 2022), https://www.goldmansachs.com/insights/pages/gs-research/black-womenomics-equalizing-entrepreneurship/report.pdf.

[24]	Id. at 8.

The One Million Black Women listening sessions have also helped identify opportunities for strategic partnerships with organizations that focus on Black women and girls and align with One Million Black Women’s impact areas. For example, after participating in a listening session, the president of Echoing Green, a nonprofit organization supporting social entrepreneurs, reached out to Goldman Sachs to develop a partnership to fund fellowships for Black women social innovators. Similarly, during a listening session, a participant discussed the leadership skills involved in her position as a school principal, which resulted in the development of a strategic partnership with New Leaders, which trains and builds alumni networks for school principals of color.

•	Goldman Sachs has made notable efforts to integrate One Million Black Women’s investment strategy into its Asset & Wealth Management business.

These efforts include giving presentations to Asset & Wealth Management groups about the kinds of deals that are eligible to count toward the initiative’s investment commitment, providing information on completed investments, and highlighting the stories of individual entrepreneurs involved in the initiative. To facilitate these efforts, Goldman Sachs created employee positions within Asset & Wealth Management, including employees focused on educating investment teams about the initiative, as well as an equity investor position to assist with completing One Million Black Women investment deals. We heard from employees within Asset & Wealth Management that these efforts have increased internal awareness of One Million Black Women and what deals may be eligible under the initiative. Goldman Sachs employees can also volunteer to be One Million Black Women Ambassadors, who read grant proposals, interview Black in Business applicants, participate in grant recipient organizations’ volunteer days, and help foster awareness of the initiative more broadly within Goldman Sachs.

•

The selection processes for each component of One Million Black Women—commercial capital, philanthropic capital, and educational programming—effectuate the initiative’s mission to address the wealth and economic opportunity gaps for Black women.

Commercial Capital Commitments. The central tenets for the sourcing and approval processes for commercial capital investments are alignment with the initiative’s seven impact areas and whether there will be a measurable impact on Black women. For eligible deals, the One Million Black Women team works closely with the relevant deal team and the potential investment recipient throughout the due diligence process. The Goldman Sachs employees we interviewed who have acted as points of contact for potential investment recipients were mindful that small or early-stage companies, including those applying for One Million Black Women investments, may require additional support during the due diligence process. The employees therefore worked to provide flexibility in the process (e.g., allowing candidates to provide due diligence information through Excel spreadsheets and/or discussions with Goldman Sachs employees) as long as doing so did not compromise Goldman Sachs’ standards.25 We also heard from investment recipients that their selection as recipients has provided them with the reputational benefit of being associated with the Goldman Sachs brand, in part because of the thoroughness of Goldman Sachs’ due diligence process, and that this association has helped attract other investors.

Philanthropic Capital Commitments. Based on our review of a sample of due diligence materials related to the grant selection process, as well as interviews of Goldman Sachs employees and grant recipients, we found the criteria for the selection of grant recipients to be clearly articulated and aligned with the initiative’s goals—including consideration of how an organization supports the advancement of Black women and girls, how it plans to utilize the funds for programs or initiatives focused on Black women and girls, and the estimated number of Black women and girls that an organization projects will be impacted by the funds. The process to evaluate a potential recipient is thorough, involving input from the Office of Corporate Engagement, Sustainable Finance Group, the One Million Black Women leadership team, and the Goldman Sachs Foundation Board.

Black Women Impact Grants. As noted above, Goldman Sachs created Black Women Impact Grants in direct response to feedback gathered during One Million Black Women listening sessions. Based on that feedback, Goldman Sachs chose to use an open application process to direct funds to small, Black women-led nonprofit organizations that otherwise may have had limited opportunities to form relationships with Goldman Sachs. This approach reflected the commitment to equity that drives One Million Black Women, as well as Goldman Sachs’ efforts to seek out and act on input from Black women regarding how to effectuate the initiative’s mission. The program garnered significant interest, with approximately 1,600 applications. Goldman Sachs engaged Arabella Advisors, a philanthropic consulting company with extensive experience developing and managing grantmaking programs, to help design and implement the program, including by providing implicit bias training to Goldman Sachs employees who assisted with application review.26 The review was completed within roughly two months to ensure that the funds reached the selected organizations without undue delay.

Black in Business. Goldman Sachs identified eligibility criteria that were inclusive of the early-stage, sole proprietorship businesses that it was aiming to serve through Black in Business: applicants were eligible for the program if they were a Black woman-owned sole proprietor of a business that had been operating for at least one year and was generating revenue. We found that the program’s selection criteria, and specifically its focus on Black women sole proprietors, furthered the initiative’s mission of narrowing opportunity gaps for Black women. Around 2,000 applications were submitted for Black in Business, reflecting the demand for such a program.

[25]

Based on the experience of the Goldman Sachs employees we interviewed, the timeline for due diligence and approval of a One Million Black Women investment is comparable to that of other Goldman Sachs investments, as the same due diligence process is undertaken for both kinds of deals. We reviewed a sample of One Million Black Women investments made by UIG, which had originated the majority of the initiative’s deals as of July 31, 2022, and found that this sample followed UIG’s typical due diligence process, including with respect to the types of documents and information requested from recipients.

[26]

Goldman Sachs engaged Resilia, a technology company, to offer free nonfinancial assistance, such as training videos, document templates, and a tracking platform, to Black Women Impact Grant recipients.

•

Goldman Sachs utilizes a thoughtful framework to estimate the impact of One Million Black Women’s commercial capital and philanthropic capital, as well as a detailed survey mechanism to track the impact of its educational programming.

To quantify the impact of One Million Black Women, Goldman Sachs focuses on the number of Black women impacted by its commercial capital and philanthropic capital. To date, that work has focused on estimated impact numbers, as recipients have only recently begun to report actual impact numbers to Goldman Sachs. The estimated impact numbers for both commercial capital and philanthropic capital are based on an evaluation framework developed by REACH Beyond Solutions (“REACH”), a policy development, advocacy, and executive leadership firm that Goldman Sachs engaged as a One Million Black Women consultant. The REACH evaluation framework sets forth numerous metrics that can be used to measure the impact of the initiative’s investments and grants on Black women and girls in each of the seven impact areas. For example, metrics for an investment in the Job Creation & Workforce Advancement impact area might include the number of Black women enrolled in a training program or the number of new jobs secured by Black women, whereas metrics for an investment in the Access to Capital impact area might include the number of Black women who receive capital to start or grow a business. While the REACH evaluation framework details the metrics that can be used to estimate an investment’s impact on Black women and girls, there is currently no written guidance for how to calculate estimated impact based on those metrics.

For commercial capital investments, the One Million Black Women team works with the investment recipient and the relevant deal team to determine which metrics to use to estimate an investment’s impact on Black women and girls. The sample of diligence materials reviewed by WilmerHale reflected efforts to be thorough in calculating estimated impact in the absence of written guidance. WilmerHale reviewed, for example, diligence materials for an investment in a technology training and consulting company that described the alignment of the investment with the Job Creation & Workforce Advancement impact area and documented the basis for the estimated number of Black women who would be impacted by the investment—including a base case estimate for the number of students who would go through the company’s training program during a four-year time period (based on current program participants and planned expansions into new cities), the underlying assumption regarding the number of students who would be Black women (based on program graduate demographics), and estimates of the number of Black women who would earn new jobs and receive annual wage gains after participating in the training program.

The One Million Black Women team follows a similar model to estimate the impact of philanthropic capital. The team engages with grant recipients to determine appropriate metrics, and recipients then provide an estimate for the number of Black women and girls who would be impacted by the grant funds.

While the One Million Black Women team is currently relying on estimated impact numbers to track the initiative’s progress, it intends to begin relying on actual impact data once more data is available. The commercial capital and philanthropic capital recipients with whom we spoke confirmed that, as they use the funds received, they are required to track and report to Goldman Sachs the number of Black women and girls impacted by those funds based on the same metrics used to estimate impact.

For Black in Business, Goldman Sachs has developed a Metrics and Evaluation questionnaire to gather data from program participants to track the program’s impact on them and their businesses over time, similar to the questionnaire process used for 10,000 Small Businesses. The Black in Business questionnaire includes detailed questions about revenue, financing, number of employees, and confidence in particular business skills. To help assess the long-term impact of Black in Business, the questionnaire is distributed on an ongoing basis (approximately every six months) to alumnae of the program.

D.	Recommended Enhancements

Building on the careful planning and research that has driven the development and implementation of One Million Black Women, we identified recommended enhancements that could improve Goldman Sachs’ ability to meet the initiative’s stated goal of narrowing opportunity gaps and positively impacting the lives of at least one million Black women and girls.

•

Estimated and Actual Impact Calculations. Key to the credibility and ultimate success of One Million Black Women is the thoroughness of Goldman Sachs’ processes for calculating the impact of investments and grants made through the initiative. We appreciate that Goldman Sachs’ ability to track impact is contingent upon receiving accurate data from commercial capital and philanthropic capital recipients. Goldman Sachs should consider developing written guidance to facilitate its efforts to calculate the estimated number of Black women and girls impacted by investments and grants. Supplementing the REACH evaluation framework with written guidance of this kind would promote transparency in the process through which impact numbers are estimated; help standardize the calculation of the estimated impact on Black women and girls; and further enhance the rigor used in assessing impact over the life of the initiative. The written guidance provided to commercial capital and philanthropic capital recipients could include, for example: the circumstances under which supporting documentation is needed from recipients, the kinds of acceptable supporting documentation, and a description of the metrics Goldman Sachs counts toward the target of positively impacting one million Black women and girls (such as the metrics included in the REACH evaluation framework) as well as the metrics that would not count for purposes of this target (such as impressions on social media). Goldman Sachs should also consider requiring supporting documentation from commercial capital and philanthropic capital recipients, where appropriate, to validate the actual impact numbers reported by recipients. Given that One Million Black Women aims to promote equity by, in part, opening the door to commercial capital and philanthropic capital opportunities for companies and nonprofit organizations that may have limited administrative resources, such requirements should be developed in a manner that is careful not to impose undue burdens on recipients.

•

Investment Levels Within Impact Areas. Goldman Sachs has a goal to invest $10 billion of commercial capital over ten years and, as of July 31, 2022, had already distributed $1.2 billion. Goldman Sachs’ distribution of investments across the initiative’s seven impact areas has been varied, with significant investments in Housing, more limited investments in Digital Connectivity, and no investments in Financial Health in the first 16 months of the initiative. As the initiative continues, Goldman Sachs should consider further developing its key performance indicators to include goals for the levels of investment within each of the seven impact areas. While prioritization is sensible, such that one would not expect investment levels to be identical across each impact area, we believe that some level of goal setting by impact area would help ensure that capital is committed across all impact areas at the end of the ten-year commitment.

•

Impact Tracking. Given the systemic nature of the factors that have contributed to the wealth gap that Black women face, the impact of One Million Black Women may not be immediately measurable. Long-term measurements will aid in evaluating the initiative’s impact over time. For commercial capital investments, Goldman Sachs could enhance its tracking mechanisms, where feasible and not unduly burdensome, to gain greater insight into the depth of the investments’ impact on the lives of Black women and girls. Currently, the REACH evaluation framework captures the number of Black women and girls impacted. Goldman Sachs could attempt to identify and track additional key performance indicators for broader economic and social outcomes. For example, in addition to tracking the number of jobs created and filled by Black women entrepreneurs who start businesses using funds supported by One Million Black Women investments, or the number of Black women who become employed after participating in a job creation or advancement program supported by One Million Black Women investments, Goldman Sachs could estimate and track increases in the wealth of Black women.[27] Goldman Sachs should consider whether allocating additional resources, such as hiring a dedicated data lead to manage impact reporting over the life of the initiative, would enhance Goldman Sachs’ ability to track this sort of impact data from hundreds of commercial capital recipients over time.

For philanthropic capital, Goldman Sachs could conduct case studies regarding the actual impact of a selection of grants. Documenting and studying such examples may help Goldman Sachs finetune its grantmaking strategy to maximize impact over the life of the initiative. For Black in Business, if Goldman Sachs continues this program after the completion of the pilot phase, it could enhance its Metrics and Evaluation questionnaire for the program to seek additional information from participants, such as information on any new businesses started by participants, new awards and recognition received, new partnerships, and participation in other business development programs after graduation.28

[27]

Certain data may be collected in aggregate form given regulatory considerations and risks associated with collecting personally identifiable information. We acknowledge that it may not be feasible to track certain information among individuals or communities benefiting from an investment, particularly where Goldman Sachs does not have direct access to those individuals or communities for purposes of collecting data. And given the time it may take for some investments to have an impact, other intervening factors will likely contribute to the economic growth of the Black women and girls impacted by One Million Black Women investments. Thus, this recommendation is made with the recognition that there will be limits to what data can be gathered and tracked, as well as to the learnings that may be gleaned from that data.

[28]	Given the lack of available impact data at this time, WilmerHale is not making a recommendation as to whether the Black in Business program should be continued after the completion of the pilot.

•

Further Integration into the Business. Given the natural connection between the initiative’s goals and UIG’s investment focus, UIG has originated the majority of One Million Black Women deals. Goldman Sachs should consider additional ways to socialize the initiative across other units in Asset & Wealth Management, such as Growth Equity, Specialty Lending Group, Alternative Investment Management Selection, and Corporate Equity, to further ingrain the mission of the initiative into the business. Regular update meetings may help further educate Asset & Wealth Management professionals about the initiative and encourage them to identify eligible deals in their sectors. Identifying additional opportunities for engagement between Goldman Sachs employees and participants in Black in Business may also help further integrate the initiative within Goldman Sachs’ business. While the existing Black in Business curriculum is robust, the interviews we conducted with external stakeholders suggested that participants would benefit from increased connection with Goldman Sachs employees through, for example, additional guest lectures during the program.

•

Support for Investment Recipients. Goldman Sachs should consider additional ways for investing teams to support companies, particularly those that are smaller or early-stage, during the selection and review process for One Million Black Women investments, consistent with Goldman Sachs’ due diligence requirements. The thoroughness of Goldman Sachs’ due diligence process is critical to the security of the investment decisions, but the process may at times present challenges for companies with smaller budgets and fewer team members. For example, one investment recipient explained to us that the lengthy timeline and significant documentation required during the due diligence process may be challenging for entrepreneurs who are working second jobs while trying to expand their businesses; another investment recipient described the difficulty of managing the diligence process without in-house or outside counsel. Recognizing that potential investment recipients may face such challenges, Goldman Sachs employees involved in the due diligence process currently make efforts to provide support and flexibility where possible. Goldman Sachs could also, for example, provide more in-depth communications with potential investment recipients at the outset of the review process regarding what the process entails, the benefits of a rigorous process, and estimated timelines; make efforts to connect recipients with counsel to help manage the diligence process; and survey investment recipients on challenges they faced during the diligence process to try to understand areas where additional support from Goldman Sachs might be useful.

IV.	Fund for Racial Equity

A.	Overview

In the wake of widespread calls for racial equity reforms in 2020, Goldman Sachs created the Fund for Racial Equity, a $10 million commitment to provide capital and support to organizations addressing racial injustice, structural inequity, and economic disparity. The Fund is different in kind from the other two initiatives within the audit’s scope because its commitment has already been met. But as with the other two initiatives, we found that Goldman Sachs took care in designing and implementing the Fund to effectuate its purpose. The Fund fulfilled its mandate by deploying $10 million in trust-based capital to racial equity-focused organizations that had the capacity to utilize the funding in a time of need. And though the capital commitment has been completed, the Fund’s reach extended beyond the provision of funding, creating opportunities to cultivate stronger relationships with grantee organizations and building momentum for the launch of One Million Black Women the following year.

B.	Initiative Description

Goldman Sachs Chairman and Chief Executive Officer David Solomon, Mr. Rogers, and other members of senior management reviewed and approved the Fund for Racial Equity, which was announced on June 3, 2020.29 Goldman Sachs Gives (“GS Gives”), a donor-advised fund, funded the initiative.30 The GS Gives team, led by Ms. Pompey, was responsible for the oversight and execution of the Fund. The Fund was organized around four key themes: Advancing Economic Progress, Legal & Criminal Justice Reform, Fueling Social Change, and Fostering Educational Opportunities.

Figure 4: Fund for Racial Equity Themes31

By August 2022, the entire $10 million commitment had been deployed to 20 organizations working to advance racial equity. Goldman Sachs allocated the majority of the Fund’s commitment ($8.65 million) to nine organizations, each of which received grants over two years, in 2020 and 2021: Black Economic Alliance Foundation, Black Girls Code, Equal Justice Initiative, Innocence Project, Know Your Rights Camp, My Brother’s Keeper Alliance, NAACP Legal Defense and Educational Fund, Inc., STRIVE, and United Negro College Fund (“UNCF”). The remaining $1.35 million was distributed to 11 organizations through smaller, one-time grants awarded in 2021 or 2022: Asian American Foundation, Association of Black Foundation Executives, Finance Requires Effective Education, Gallaudet University, Give Blck, Harlem School of the Arts, Highland Project, The Knowledge House, LIFE Camp, New York Edge, and YOUTH INC Rise Academy.

[29]	Press Release, Goldman Sachs, Goldman Establishes Fund for Racial Equity (June 3, 2020), https://www.goldmansachs.com/media-relations/press-releases/current/gs-fund-for-racial-equity.html.
[30]

Goldman Sachs contributes approximately $150 million annually to GS Gives. The majority of GS Gives funding is directed by senior Goldman Sachs employees who make grant recommendations. A small portion is directed and controlled by Goldman Sachs (the “firm account”), which is typically used to provide emergency disaster relief. The Fund was funded through employees’ contributions of their allocated funds and through the firm account.

[31]	Fund for Racial Equity, https://www.goldmansachs.com/citizenship/fund-for-racial-equity/ (last visited Mar. 9, 2023).

C.	Findings

WilmerHale’s findings with respect to the Fund for Racial Equity fall into three categories: (1) Goldman Sachs’ selection of grant recipients; (2) the grantmaking strategy and the impact of the grants; and (3) Goldman Sachs’ engagement with grantee organizations.

•	Goldman Sachs’ selection of the Fund for Racial Equity grantee organizations was deliberate and well executed.

The organizations that received funding—and particularly the Fund’s initial nine grantees, which received the largest allocations of funds—are reputable organizations with known track records of successfully working in support of racial equity. To identify these grant recipients, Goldman Sachs first assessed its prior philanthropic contributions to organizations promoting racial equity. Goldman Sachs also researched racial equity-focused organizations that peer institutions and Goldman Sachs’ own employees were supporting. Through this analysis, Goldman Sachs identified the four themes discussed above, which were used to guide grantee selection for the Fund. Goldman Sachs conducted significant research on potential grantee organizations, which included a review of the organizations’ leadership, background, work, tax returns, and track records of proven impact. Goldman Sachs also spoke to potential grantee organizations to understand how a grant from the Fund would further their missions.

•	Given the need at the time and Goldman Sachs’ desire to support the grantee organizations without prolonged delay, the grantmaking strategy for the Fund for Racial Equity “met the moment.”

All of the Fund’s grantees received unrestricted grants that could be used to support programmatic initiatives, general operating expenses, or other organizational needs. Goldman Sachs’ decision was intentional: In light of the significant social unrest in June of 2020, Goldman Sachs did not require grantees to submit specific documentation regarding how the funds were intended to be used, or ultimately were used, so that the funds could be nimbly deployed and used at the grantees’ discretion. Based on its research, the GS Gives team was confident that the grantee organizations’ missions were aligned with the Fund’s purpose and wished to avoid imposing administrative burdens associated with periodic reporting requirements.

Because grantee organizations were not required to submit documentation reflecting the expected or ultimate use of their funds, the impact of those funds cannot be directly measured. WilmerHale did speak with representatives from two of the initial nine grantees, however, who described how they discussed with Goldman Sachs the particular programmatic initiatives that the funds would support.32 Both representatives emphasized that receiving unrestricted funds gave their organizations the flexibility to deploy the funds in a beneficial and impactful manner consistent with the stated missions of the particular programs discussed with Goldman Sachs or of the organizations more broadly.

[32]

Some grantee organizations voluntarily provided information to Goldman Sachs about the use and impact of the funds, either through documentation or informal conversations. WilmerHale reviewed documentation from one organization, for example, that provided a breakdown of the funds it received across various of its programs as well as the amount that went toward general operating expenses.

In addition, one grantee representative explained that the impact of the Fund’s grants went well beyond the dollars received from Goldman Sachs by better positioning at least some grantees to receive funding from other corporate donors. In the view of that grantee representative, Goldman Sachs’ grant was a catalytic event that signaled to the market that the organization was worth investing in, leading to several grants from other donors that were far larger than what the organization had previously received.

•	While the Fund for Racial Equity was set up as a commitment of $10 million, its reach went beyond the provision of funding, as Goldman Sachs intended.

The Fund created opportunities for Goldman Sachs to cultivate stronger relationships with several grantees. Since the launch of the Fund, three Goldman Sachs senior executives joined the boards or advisory councils of grantee organizations.33 Goldman Sachs hosted speaking engagements with several leaders of the grantee organizations, including Charles Phillips, Co-Chair of the Black Economic Alliance; David Clunie, former Executive Director of the Black Economic Alliance; Dr. Michael Lomax, President and Chief Executive Officer of UNCF; and Kimberly Bryant, founder and former Chief Executive Officer of Black Girls Code. Goldman Sachs has also collaborated with grantee organizations on other types of engagements and programming, such as the Goldman Sachs Market Madness: HBCU Possibilities program. UNCF helped design and execute that program, which is a five-year, $25 million commitment launched in February 2021 through which students from Historically Black Colleges and Universities (“HBCUs”) receive four months of in-depth training, including insights from Goldman Sachs professionals, and participate in a case study competition for prize money.34 The program also gives Goldman Sachs the opportunity to connect with students of color who may be interested in finance and Goldman Sachs’ work more generally, thereby strengthening the talent pipeline among communities of color.

In addition, Goldman Sachs has worked to foster employee support for the Fund’s grantee organizations and other organizations supporting racial equity. For example, employees have participated in volunteer projects with grantee organizations through Community TeamWorks, Goldman Sachs’ employee community service and volunteering program.35

[33]

Nicole Pullen Ross (New York Region Head of Private Wealth Management and Head of Sports and Entertainment Solutions) joined the UNCF Board of Directors in 2021; Lisa Opoku (Global Head of the Goldman Sachs Partner Family Office) joined the Black Economic Alliance Advisory Council in 2021; and Sara Naison-Tarajano (Global Head of Private Wealth Management Capital Markets and Goldman Sachs Apex Family Office Coverage) joined the board of the Innocence Project in 2022.

[34]

Each participating college or university receives grants from Goldman Sachs ranging from $250,000 to $1 million based on their student team’s performance in the competition. Participating students also receive $10,000 academic stipends upon completion. Students from Florida A&M University, Hampton University, Howard University, Morehouse College, Morgan State University, North Carolina A&T State University, Prairie View A&M University, and Spelman College have participated in the program’s competitions.

[35]

Volunteer opportunities have included mock interviews with one grantee organization and a hackathon during which Goldman Sachs employees worked with students affiliated with another grantee organization to develop a mobile app. Goldman Sachs employees dedicated approximately 150 hours to these volunteer projects.

Finally, the Fund built momentum within Goldman Sachs for One Million Black Women, which was launched nine months after the Fund was announced. As described above, One Million Black Women was designed to be a longer-term, equity-focused initiative to address the wealth and opportunity gaps for Black women in the United States.

D.	Recommended Enhancements

Because the Fund for Racial Equity was a commitment that has been completed, we are not making specific recommendations regarding the Fund itself. Rather, our recommended enhancements center on how to maintain relationships with Fund grantees and how to increase the impact of organized giving in the future that is similar in kind.36

•

Engagement with Grantee Organizations. The Fund created opportunities for Goldman Sachs to develop deeper connections with grantee organizations, such as the collaboration with UNCF on the Goldman Sachs Market Madness: HBCU Possibilities program. Developing relationships of this kind is critical to sustaining Goldman Sachs’ efforts to promote racial equity. Goldman Sachs should consider whether there are additional opportunities to engage with grantee organizations in support of their work to promote equity among the communities they serve.

•

Measuring the Impact of Future Giving. We acknowledge that Goldman Sachs made an intentional and considered decision to deploy funding without conditions or reporting requirements, consistent with the desire to provide trust-based capital without undue delay in response to historic social unrest. But to the extent Goldman Sachs makes philanthropic contributions of a similar magnitude in the future, it should consider how it can better understand the impact of that giving—and, ultimately, whether that giving has fulfilled its intended purpose. In making this recommendation, we are not suggesting that burdensome reporting or other administrative requirements be imposed on grantee organizations that, like the Fund grantees, are selected by Goldman Sachs after careful consideration and research.

V.	10,000 Small Businesses

A.	Overview

We found that Goldman Sachs has thoughtfully designed and implemented both the Education Program and the Access to Capital Program to align with the mission of 10,000 Small Businesses. These programs, which have run for well over a decade, have been highly effective at reaching small business owners who are people of color or women and continue to evolve to maximize the impact on underserved communities. And among small business-focused programs offered by peer institutions, 10,000 Small Businesses stands apart for its longstanding and uniquely comprehensive Education Program. Consistent with the purpose of the audit, our recommendations aim to identify enhancements that will promote equity by reaching more small business owners who are people of color or women. These recommended enhancements—including additional impact tracking regarding Education Program graduates and assessing whether to partner with Minority Depository Institutions to distribute Access to Capital lending—seek to extend the initiative’s impact for years to come.

[36]	For example, we are not making recommendations related to giving through GS Gives in support of disaster relief and recovery.

B.	Program Descriptions

The longest standing of the three initiatives we reviewed, 10,000 Small Businesses was launched in 2009 in response to the challenges that small businesses faced in the wake of the Great Recession. The mission of 10,000 Small Businesses is to help small businesses grow and create jobs by providing them with greater access to business education, capital, and business support services. As noted above, WilmerHale was asked to focus on two components of the 10,000 Small Businesses initiative: the Education Program, which provides business education to small business owners, referred to as “scholars,” and the Access to Capital Program, which provides loans funded by Goldman Sachs to small businesses through lending partners.37

The Goldman Sachs Office of Corporate Engagement is responsible for developing, executing, and overseeing the strategy of the 10,000 Small Businesses initiative. The initiative’s core leadership team includes Mr. Rogers, Ms. Pompey, and Jessica Taylor, Managing Director and National Director of 10,000 Small Businesses. UIG is responsible for managing the Access to Capital Program and regularly consults with the Office of Corporate Engagement on that program.

10,000 Small Businesses has an external Advisory Council, which is currently comprised of nine business, education, and community leaders. While the Advisory Council is not involved in the day-to-day implementation of 10,000 Small Businesses, the experience and input of the Council members have helped inform the strategy for the initiative. It is expected that the Advisory Council will continue to be a resource to Goldman Sachs as it works to achieve the goals of the initiative moving forward.

1.	Education Program

When 10,000 Small Businesses launched, the Goldman Sachs Foundation committed $200 million to the Education Program, with the goal of graduating 10,000 small businesses, or scholars. That goal was met in 2020. The Goldman Sachs Foundation then committed an additional $250 million to the initiative with a new goal of reaching another 10,000 scholars. As of December 31, 2022, the 10,000 Small Businesses Education Program had graduated over 13,600 small businesses.

[37]

The other two components of 10,000 Small Businesses, which were outside of the audit scope, are: a policy advocacy initiative launched in 2020 called 10,000 Small Businesses Voices, which is overseen by the Goldman Sachs Office of Government Affairs; and a pilot internship program launched in 2021 called 10,000 Small Businesses Fellows, which is overseen by the Goldman Sachs Office of Corporate Engagement and provides internships at businesses owned by Education Program alumni to college students from historically underrepresented backgrounds. WilmerHale spoke to Goldman Sachs employees and reviewed a limited set of documents regarding these programs to help inform our understanding of 10,000 Small Businesses as a whole.

Since the Education Program’s inception, Goldman Sachs, in consultation with Babson College—a leader in entrepreneurship and business education—has partnered with community colleges to deliver the 10,000 Small Businesses curriculum. The program is currently offered, tuition-free, in two formats: (1) in-person, through community college and university partners across the country, and (2) through a hybrid format called the National Cohort, which is delivered partially online and partially in-person. To identify potential markets for the in-person program, Goldman Sachs partners with Initiative for a Competitive Inner City (“ICIC”), a nonprofit organization focused on “driv[ing] inclusive economic prosperity in under-resourced communities.”38 The Education Program is currently offered locally through 20 community colleges and three university partners in 19 geographical markets, a number of which are large cities—including New York City, Baltimore, Chicago, Los Angeles, Miami, New Orleans, and Philadelphia—with diverse communities.39

ICIC, in consultation with Goldman Sachs, also leads the design and execution of the outreach, recruitment, application, and selection (“ORAS”) process for the Education Program.40 To qualify, a small business owner must have operated their business for at least two years, report at least $75,000 in annual revenue, and employ a minimum of two employees.

2.	Access to Capital Program

When 10,000 Small Businesses launched, Goldman Sachs committed $300 million in total funding to the Access to Capital Program.41 To date, Goldman Sachs has deployed approximately $1.6 billion in total loan capital to over 37,000 small businesses.42

The Access to Capital Program offers Goldman Sachs-funded loans to small businesses through Community Development Financial Institutions (“CDFIs”)—which, as required by the U.S. Treasury Department, specialize in lending to individuals and institutions in low-to-moderate income (“LMI”) and underserved communities—and other mission-driven lenders. As of December 31, 2022, Goldman Sachs partners with 34 CDFIs and mission-driven lending partners to deploy Access to Capital loan funding to small business borrowers across the country. These capital lending partners, which help distribute loans funded by Goldman Sachs’ UIG, are located in over 20 states,43 with a number of partners focused on lending in large cities like New York City, Chicago, Detroit, New Orleans, and Philadelphia. Goldman Sachs also provides capacity-building grants, which allow lending partners to acquire the resources and staff necessary to process Access to Capital loans, as well as loan-loss reserve grants, which help lending partners cover losses if a small business defaults on its loan.

[38]	See Mission, Vision, and Values, https://icic.org/about/mission-vision-and-values/ (last visited Mar. 9, 2023).
[39]

The other markets in which the Education Program is currently offered are Cincinnati, Cleveland, Columbus, Dallas, Dayton, Detroit, Houston, Iowa, Long Beach, New Hampshire, Rhode Island, and Salt Lake City.

[40]

ICIC leads the review of small businesses’ applications and supporting financial documentation and coordinates interviews. Interview panels typically consist of an ICIC team member, ICIC-trained interviewers from the community college partner, and a Goldman Sachs employee. Goldman Sachs employees can participate on these interview panels as a community engagement opportunity through Goldman Sachs’ Community TeamWorks initiative.

[41]

The $300 million was funded by $266 million from UIG (which included $16 million in loan-loss reserve grants) and $34 million in grants from the Goldman Sachs Foundation to support capacity-building at Community Development Financial Institutions.

[42]

This figure includes $1.3 billion in PPP loan funding that Goldman Sachs deployed during the COVID-19 pandemic through six capital lending partners (CDC Small Business Finance, Community Reinvestment Fund, Hope Enterprise Corporation, Lendistry, Liftfund, and Pursuit Lending).

[43]

In identifying capital lending partners, UIG has primarily focused on the markets served by the Education Program to ensure that there are capital opportunities for small businesses, including Education Program alumni, in the markets where the Education Program is offered. Goldman Sachs has provided Access to Capital funding to capital lending partners that provide loans in the following states: Arizona, California, Colorado, Georgia, Illinois, Kentucky, Louisiana, Maine, Michigan, Montana, North Carolina, New York, Ohio, Oregon, Pennsylvania, Rhode Island, Tennessee, Texas, Utah, Virginia, and Washington.

C.	Findings

Although 10,000 Small Businesses is not expressly a diversity-focused initiative—because it is available to any small business owner who qualifies—the initiative has sought to reach small business owners from underserved communities since its inception, including by partnering with community colleges for the Education Program and with CDFIs in largely urban, metropolitan areas for the Access to Capital Program. In recent years, Goldman Sachs has made efforts to reach even more minority-and women-owned small businesses, including from underserved communities. WilmerHale examined these efforts in particular as part of this audit, and the findings and recommendations detailed below reflect that focus.

1.	Education Program

WilmerHale’s findings regarding the 10,000 Small Businesses Education Program fall into four categories: (1) partnerships with community colleges and site selection processes; (2) recruitment efforts to reach diverse communities; (3) updates to the program’s curriculum; and (4) measuring the impact of the program.

•

Goldman Sachs’ decision to partner with community colleges to administer the Education Program, coupled with the careful process to select markets, has furthered Goldman Sachs’ efforts to reach minority-owned small businesses.

The Education Program’s partnerships with community colleges stemmed from Goldman Sachs’ assessment that community colleges could reach diverse communities and help strengthen the connection between small businesses and the communities in which they are located.44 WilmerHale found this approach to be supported by the external stakeholders with whom we met. Representatives from community college partners told WilmerHale that local alumni are a valuable recruiting resource and also provide opportunities to scholars and other community college students. Alumni spoke about their connections with other local alumni, which have resulted in new business opportunities as well as informal mentorship.

In addition, we found the strategy for selecting markets for the Education Program to be steeped in research and to reflect a focus on reaching diverse communities. As part of the site selection process, ICIC, in coordination with Goldman Sachs, performs an “ecosystem analysis” of a potential market’s demographics, academic institutions, business and industry ecosystem,

[44]

Goldman Sachs currently partners with the following community colleges and universities to deliver the Education Program: City Colleges of Chicago, Cincinnati State Technical and Community College, Columbus State Community College, Community College of Baltimore County (together with Johns Hopkins University and Morgan State University), Community College of Philadelphia, Community College of Rhode Island, Community College System of New Hampshire, Cuyahoga Community College, Dallas County Community College District, Sinclair Community College, Delgado Community College, Des Moines Area Community College, Houston Community College, LaGuardia Community College, Long Beach City College, Los Angeles City College, Miami Dade College, Salt Lake Community College, and Wayne State University (together with Macomb Community College and Oakland Community College).

and the presence of Education Program alumni. ICIC and Goldman Sachs also consult with local leaders in a potential market, including from local minority chambers of commerce, to discuss potential synergies and to promote awareness of the Education Program across a range of communities in that market. These efforts have resulted in 42% of Education Program graduates from community college sites being people of color.45

•

The Education Program’s outreach and recruitment efforts have been developed with diverse communities in mind. Taken together, Goldman Sachs’ efforts to promote diversity in the cohorts have been effective.

Among other outreach and recruitment efforts, ICIC, in coordination with Goldman Sachs, works closely with local chambers of commerce and other community-based organizations, as well as national groups like the National Association of Women Business Owners (“NAWBO”) and the U.S. Hispanic Chamber of Commerce (“USHCC”), to recruit potential scholars and develop outreach strategies for reaching people of color and women. Goldman Sachs also has a longstanding relationship with the National Urban League, a grantee of the Goldman Sachs Foundation since 2010, which refers Black and minority-owned small businesses from the National Urban League’s Entrepreneurship Center to the 10,000 Small Businesses Education Program. Additionally, Goldman Sachs provides each of its community college partners with sponsorship budgets, which can be used to foster relationships with local organizations (such as a local women’s chamber of commerce) that can support recruitment for the program.

Goldman Sachs and ICIC have made two significant modifications to the ORAS process in recent years to further promote diversity among 10,000 Small Businesses scholars. We found the reasoning behind these efforts to be thoughtful and thorough. The first was a change to the eligibility criteria to lower the annual revenue requirement from $150,000 to $75,000 and the minimum employee requirement from four to two. Goldman Sachs and ICIC had temporarily adjusted these criteria in September 2020 in recognition of the COVID-19 pandemic’s economic impact on small businesses, and in particular its disproportionate impact on people of color, as well as research showing that women-owned small businesses had relatively lower avenue revenues as compared to other small businesses. In July 2021, ICIC and Goldman Sachs made the lower revenue and employee eligibility criteria permanent. WilmerHale consistently heard from Education Program partners that this change has been an important step toward building more diversity in 10,000 Small Businesses cohorts.

[45]

This figure was provided by Babson College and is based on Measurement and Evaluation survey data collected and analyzed by Babson College. It excludes scholars who have graduated from the National Cohort.

The other modification to the ORAS process, in 2021, was a shift in focus from small business owners in “underserved” communities, as defined by ICIC,46 to those in “under-resourced” communities, which ICIC defines as a geographic area that meets a number of criteria, including population density, income, employment rate, and education status.47 Nationally, 52% of under-resourced community residents are people of color.48 This change thus allows ICIC and Goldman Sachs to enhance their efforts to reach small business owners, including those who are people of color, from economically disadvantaged areas.

We found that the totality of Goldman Sachs’ efforts to promote diversity in the Education Program has been effective. Data as of June 2022, reflected in the figure below, indicates that for years, the Education Program has reached a much higher percentage of small business owners who are people of color or women as compared to national statistics. In particular, 16.5% of Education Program graduates are Black and 11.6% are Hispanic. As a point of comparison, U.S. Census Bureau data indicates that, as of 2020, approximately 2.4% of all businesses across the United States are Black-owned and 6.5% are Hispanic-owned.49

Figure 5: Race & Ethnicity and Gender of 10,000 Small Businesses Graduates50

Moreover, the percentage of scholars of color and women scholars in the Education Program has markedly increased since the eligibility changes described above. An analysis by Babson College of demographic data collected from scholars indicates that the percentage of scholars of color (both at community college sites and in the National Cohort) increased from 38.5% in 2019 to 52.7% in 2022, and the percentage of women scholars (both at community college sites and the National Cohort) increased from 48.9% in 2019 to 58.4% in 2022.51

[46]

According to documentation provided by ICIC to Goldman Sachs, ICIC considered an area “underserved” if it met any of the following conditions: (1) has a population poverty rate of at least 20%; (2) has an unemployment rate of 1.5 times the national average; (3) is a lower/middle income area (i.e., (a) for a metropolitan area, has a median family income (“MFI”) at or below 80% of the greater of either the metropolitan or national metropolitan MFI; (b) for a non-metropolitan area, has an MFI at or below 80% of either the statewide or national non-metropolitan MFI); and (4) is wholly located within a U.S. Department of Housing and Urban Development Empowerment Zone or Enterprise Community.

[47]	Peter Eberhardt et al., The New Face of Under-Resourced Communities 2 (Oct. 2020), https://icic.org/wp-content/uploads/2020/10/The-New-Face-of_Under-Resourced-Communities.pdf.
[48]	Id.
[49]	Linda Lee, U.S. Census Bureau, Minority Business Ownership Differs by Sector (Jan. 4, 2023), https://www.census.gov/library/stories/2023/01/who-owns-americas-businesses.html.
[50]	Goldman Sachs 10,000 Small Businesses Alumni, From Our 2022 Impact Report (Jul. 15, 2022),

https://www.goldmansachs.com/citizenship/10000-small-businesses/US/news-and-program-information/pages/small-business-big-impact-7-15-2022.html.

[51]

These figures were provided by Babson College and are based on Measurement and Evaluation survey data collected and analyzed by Babson College. Babson College’s analysis indicates that in 2020 and 2021, the percentage of scholars who are people of color was 41.9% and 51.3%, respectively. In 2020 and 2021, the percentage of scholars who are women was 50.6% and 56.3%, respectively. WilmerHale did not perform an analysis to isolate the factors that contributed to that increase. The survey response rates for the race/ethnicity questions and gender questions were 99% and 98%, respectively, for years 2019, 2020, 2021, and 2022.

•	DEI issues were meaningfully incorporated into the Education Program curriculum in 2021.

Goldman Sachs partnered with Babson College to design the curriculum for the Education Program, which is intended for growth-oriented small business owners and covers topics like financial statements, negotiations, marketing, and management. Babson College is also responsible for updating the curriculum on an ongoing basis to adapt to the developing needs of small businesses and to incorporate feedback from faculty and scholars.

In 2021, Babson College, in consultation with Goldman Sachs, updated the 10,000 Small Businesses curriculum to incorporate the concept of implicit bias in the workplace, including through interactions with customers and employees. Babson College trained 10,000 Small Businesses faculty to facilitate discussions regarding, for example, the value of diversity in running a business and how to address assumptions about customers that could be incorrect and/or harmful. These curriculum updates were rolled out to scholars in the spring of 2022.

•	Based on the data and feedback, the Education Program has made a positive impact on thousands of small businesses, including minority- and women-owned small businesses.

Goldman Sachs undertakes significant effort to assess the impact of the Education Program on scholars. Every Education Program scholar is expected to participate in Measurement and Evaluation surveys administered at the beginning of the program, upon graduation, and at six, 18, and 30 months after graduation. These surveys solicit feedback about scholars’ satisfaction with the program and ask scholars to self-report metrics related to their businesses’ revenue growth, hiring, and access to capital, among other data points. Goldman Sachs and Babson College track and analyze survey results, which form the basis of progress and impact reports that are publicly released on an annual basis.

Quantitative Impact. To assess the impact of the Education Program, Goldman Sachs relies on two metrics that are fundamental to measuring business growth: revenue and job creation (i.e., a small business’s hiring of employees). An analysis conducted by Babson College shows that 70% of scholars of color and 71% of women scholars reported revenue growth 30 months after graduation, and 52% of scholars of color and 50% of women scholars reported job creation 30 months after graduation.52 These metrics are in line with the revenue growth and job creation experienced by the overall alumni population.53

[52]	Id.
[53]

Measurement and Evaluation survey data collected and analyzed by Babson College shows that 72% of all alumni reported revenue growth 30 months after graduation, and 53% of all alumni reported job creation 30 months after graduation.

The Measurement and Evaluation surveys for the Education Program also track the percentage of alumni who do business with each other (based on self-reporting by alumni). This metric speaks to whether 10,000 Small Businesses is meeting its goal of providing small business owners with a network of support—which, according to external stakeholders with whom WilmerHale spoke, can be particularly meaningful for entrepreneurs of color, who may not have the same access to connections or business opportunities as other small business owners. The data shows that approximately 85% of Education Program alumni who are people of color and 85% of alumni who are women report doing business with each other—the same percentage reported by alumni overall.54

Qualitative Feedback. In an effort to seek qualitative feedback regarding the Education Program, WilmerHale spoke to six alumni, all of whom are people of color, about their experiences with the program and the impact it had on their businesses. Though not a representative sample, these alumni said that the Education Program taught them how to be leaders in their communities, gave them confidence to grow their businesses, and provided them with the skills needed to lead their businesses through challenges, including the COVID-19 pandemic. The alumni, community college partners, and Advisory Council members with whom WilmerHale spoke consistently highlighted the strength of the 10,000 Small Businesses network, particularly for minority-owned small businesses, noting that scholars and alumni value connecting with each other and expanding their networks, which creates business and mentorship opportunities during the program and after graduation. External stakeholders also noted that the impact of 10,000 Small Businesses extends beyond the scholars and their businesses, reaching their communities through mentorship and business opportunities created by graduates of the Education Program. Several external stakeholders emphasized how unique 10,000 Small Businesses is compared to other business education programs, particularly with respect to the level of Goldman Sachs’ investment in the program, the rigorous curriculum, and the support that alumni receive from their 10,000 Small Businesses network and from Goldman Sachs.

2.	Access to Capital

WilmerHale’s findings regarding the 10,000 Small Businesses Access to Capital Program fall into two categories: (1) partnerships with CDFIs, mission-driven lenders, and other national and local partners; and (2) recent efforts to reach minority-owned small businesses.

[54]	These figures were provided by Babson College and are based on Measurement and Evaluation survey data collected and analyzed by Babson College.

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Goldman Sachs’ selection of CDFIs and other mission-driven lenders to administer the Access to Capital Program reflects an intentional focus on reaching small businesses located in underserved communities, including minority-owned small businesses.

Goldman Sachs has deployed approximately $1.6 billion in total loan capital to over 37,000 small businesses through the Access to Capital Program. Lending through CDFIs—which, by definition, focus on lending in LMI and underserved communities—enables Goldman Sachs to reach those communities. As of December 31, 2022, Goldman Sachs has partnered with 34 CDFIs and mission-driven capital lending partners located in over 20 states, including a number of partners focused on lending in large cities. At least eight CDFI partners, including Lendistry, Carolina Small Business Development Fund, Community First Fund, and HOPE Enterprise Corporation, were founded or are led by people of color, and several partners, including Bridgeway Capital, Community First Fund, and Community Reinvestment Fund, have stated commitments of advancing racial justice in particular. To help ensure that Access to Capital loan funding reaches minority-owned businesses, Goldman Sachs has partnered with organizations and entities including the National Urban League, the USHCC, New Voices Foundation, NYC Small Business Services, and the City of Chicago to promote awareness of the program’s capital opportunities among diverse communities.

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As with the Education Program, Goldman Sachs has increased its focus on reaching minority-owned small businesses through the Access to Capital Program. Based on available data, the Access to Capital Program has been successful in creating economic opportunity.

In recent years, in consultation with capital lending partners and other local stakeholders, Goldman Sachs has adjusted its eligibility criteria for Access to Capital loans, which it sets in addition to its capital lending partners’ existing criteria, to lower the minimum employee requirement from four to two employees. This change was made with the goal of reaching small business owners, including those who are people of color, who were potentially excluded by the previous criteria. Because lending through the Access to Capital Program is conducted directly through lending partners and not Goldman Sachs, and certain laws and regulations limit financial institutions from collecting, using, and sharing borrowers’ demographic information, Goldman Sachs is limited in its ability to track such information, and thus does not have the data to assess whether these criteria adjustments have increased lending to minority-owned small businesses. Nonetheless, we found that Goldman Sachs’ efforts to evaluate eligibility criteria on an ongoing basis are consistent with its goal of increasing access to capital among a broader population of borrowers.

Given its limited ability to assess the demographics of Access to Capital end borrowers, Goldman Sachs has identified other ways of assessing the impact of the program in reaching underserved communities and small business owners of color. For example, beginning in mid-2020, Goldman Sachs began requiring new capital lending partners to collect information regarding the geographic reach and populations served by Access to Capital loans, including whether the loans reached LMI communities. Documentation collected from Goldman Sachs reflects that, as of February 2022, approximately 32% of loans approved through the Access to Capital Program were for small businesses located in LMI areas, and approximately 45% were for small businesses located in majority-minority areas (i.e., areas composed of less than 50% non-Hispanic white residents).55

[55]	These figures were calculated using end-borrower address information collected by Access to Capital lending partners.

D.	Recommended Enhancements

Given the maturity of 10,000 Small Businesses, our recommendations are tailored to focus less on the initiative’s overall design and approach and more on the ways in which the initiative can further promote equity and reach small business owners who are people of color or women.

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Impact Tracking of Scholars. In an October 2020 report titled Running a Business While Black: Analyzing the Obstacles of Black Entrepreneurship, Goldman Sachs analyzed data from Education Program graduates across the country to better understand the unique challenges that Black business owners face in starting, maintaining, and growing their businesses.[56] While Goldman Sachs currently tracks growth at six, 18, and 30 months after graduation, Goldman Sachs could enhance its tracking and benchmarking of revenue and job creation metrics to conduct a regular analysis to measure the program’s impact on minority-and women-owned small businesses in particular. Additional analysis could also include, to the extent feasible, the impact of the recent changes to the Education Program’s eligibility criteria on the likelihood of its scholars’ long-term success so that Goldman Sachs can consider whether any curriculum or other changes are warranted by the results. Goldman Sachs could also perform additional data gathering and analysis regarding graduates who are not experiencing revenue growth or job creation as a means of identifying potential reasons for less favorable outcomes. Such an analysis could identify opportunities for Goldman Sachs to enhance the Education Program to help scholars overcome any barriers that are identified.

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DEI-Focused Curriculum Enhancements. As noted above, the Education Program incorporated the concept of implicit bias into portions of the curriculum, which were rolled out to scholars in the spring of 2022. Goldman Sachs could seek external DEI expertise to determine whether there are additional ways to enhance the Education Program’s curriculum or to train the faculty delivering the curriculum to help ensure that all scholars, regardless of background, are well-equipped to address DEI issues when running their businesses.

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Ongoing Evaluation of Recruitment Efforts. In furtherance of Goldman Sachs’ efforts to reach more small business owners who are people of color or women, as well as business owners from underserved communities more generally, Goldman Sachs should continue to regularly evaluate and refine, as needed, outreach and recruitment goals for the Education Program with respect to those potential scholars. ICIC’s shift, in consultation with Goldman Sachs, to focus on under-resourced communities for purposes of outreach and recruitment is one example of how such reassessment can lead to a more targeted strategy. Goldman Sachs should also continue work with ICIC to evaluate recruitment data to assess whether these strategies are effectively reaching the intended communities.

[56]

See Running a Business While Black: Analyzing the Obstacles of Black Entrepreneurship (Oct. 13, 2020), https://www.goldmansachs.com/citizenship/10000-small-businesses/US/infographic-running-a-business-while-black/.

At the national level, Goldman Sachs should continue working with equity-focused organizations like ICIC, the National Urban League, NAWBO, the USHCC, and others to support recruitment efforts for the Education Program. Goldman Sachs could explore similar partnerships with other equity-focused organizations to further enhance its recruitment efforts. Goldman Sachs could also consult on a regular basis with community college partners, local community organizations, and local alumni networks to ensure that the Education Program’s local recruitment strategy, including marketing and messaging about the program, is sufficiently tailored to the needs of the local community that the program is serving.

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Capital Lending Through Minority Depository Institutions. Like CDFIs, Minority Depository Institutions (“MDIs”) are financial institutions focused on providing financial services to LMI and underserved communities. MDIs are unique, however, in that they are required by the U.S. Department of Treasury to be minority-owned or -led.[57] Goldman Sachs should consider whether partnering with MDIs, in addition to CDFIs, to deploy Access to Capital loan funding would enhance the coverage that it already provides through its current network of CDFI partners and enable it to reach additional minority-owned businesses. To the extent there are markets where existing CDFI partners may not sufficiently reach minority-owned small businesses, for example, lending through MDIs may help advance Goldman Sachs’ efforts to support such businesses. Furthermore, deploying capital through MDIs (as well as through minority-led CDFIs) aligns with Goldman Sachs’ goal of supporting minority-owned small businesses through the Access to Capital Program.

VI.	Conclusion

Based on our work over the course of this ten-month audit, we found that One Million Black Women, the Fund for Racial Equity, and 10,000 Small Businesses were each thoughtfully designed to advance racial equity and, where applicable, gender equity. Where measurable, these initiatives have had or are in the process of having a positive impact on underserved communities—through grants, investments, educational opportunities and programming, access to capital, and related efforts. Taken together, these initiatives reflect Goldman Sachs’ commitment to investing in research and resources to identify mechanisms to promote equity and economic opportunity in an innovative and impactful way.

These initiatives also reflect Goldman Sachs’ desire to continuously improve on its efforts to effect change and to ensure that those efforts have enduring impact. Identifying those areas for potential enhancement was a central purpose of this audit. WilmerHale found that in several ways, there are opportunities to build upon the work Goldman Sachs has done through the three initiatives. This includes potential enhancements to Goldman Sachs’ ongoing efforts to

[57]

An MDI “may be a federal insured depository institution for which (1) 51 percent or more of the voting stock is owned by minority individuals; or (2) a majority of the board of directors is minority and the community that the institution serves is predominantly minority.” Minority Depository Institutions Program, https://www.fdic.gov/regulations/resources/minority/mdi.html.

reach diverse communities, to measure and assess the impact of the initiatives, and to meaningfully engage with external stakeholders. As Goldman Sachs continues its efforts to drive diverse, inclusive, and sustainable economic progress, the recommended enhancements described in this Report have the potential to make the impact of these initiatives more meaningful and lasting.

Appendix A: Interviews Conducted During the Audit

Goldman Sachs Employees

•	Asahi Pompey, Partner, Global Head of Corporate Engagement and President of the Goldman Sachs Foundation

•	Dina Powell McCormick, Partner, Global Head of Sustainability and Inclusive Growth

•	Katelyn Gibert, Vice President, Office of Corporate Engagement, Executive Office

•	Andrea Gift, former Managing Director & Chief Operating Officer, Urban Investment Group, Asset & Wealth Management

•	Debbie Gim, Vice President & Chief Operating Officer, Office of Corporate Engagement, Executive Office

•	Kahena Joubert, Vice President, Sustainability & Impact, Asset & Wealth Management

•	Amy Jupe, Managing Director, Alternative Investment & Manager Selection, Asset & Wealth Management

•	Jessica Lightburn, Vice President, Sustainable Finance Group, Executive Office

•	Hillel Moerman, Partner, Growth Equity, Asset & Wealth Management

•	Kevin Mun, Vice President, Sustainable Investing Group, Asset & Wealth Management

•	Stephany Ohaz, Associate, Sustainability & Impact, Asset & Wealth Management

•	Emily Silver, Vice President, Office of Corporate Engagement, Executive Office

•	Dorie Smith, Vice President, Office of Corporate Engagement, Executive Office

•	Jessica Taylor, Managing Director & National Director of 10,000 Small Businesses, Office of Corporate Engagement, Executive Office

•	Sherry Wang, Managing Director & Co-Head, Urban Investment Group, Asset & Wealth Management

•	Brad Weinstein, Vice President & Chief Operating Officer, Goldman Sachs Gives, Executive Office

•	Anne Wellde, Vice President & Deputy Director of 10,000 Small Businesses, Office of Corporate Engagement, Executive Office

Consultants, Program Partners, and Advisory Council Members

One Million Black Women

•	Melissa Bradley, Managing Partner, 1863 Ventures, One Million Black Women Advisory Council Member

•	Shavon Arline Bradley, Founding Principal, REACH Beyond Solutions

•	Nicaela Chinnaswamy, Director, Goldman Sachs 10,000 Small Businesses, Initiative for a Competitive Inner City

•	Sharyn Church, Managing Director, Arabella Advisors

•	Dr. Ruth Simmons, President, Prairie View A&M University, One Million Black Women Advisory Council Member

10,000 Small Businesses

•	Edward Byrne, National Deputy Director of 10,000 Small Businesses at Babson College

•	Dr. Walter Bumphus, President and Chief Executive Officer of the American Association of Community Colleges, 10,000 Small Businesses Advisory Council Member

•	Assuanta Howard, Executive Director of 10,000 Small Businesses at LaGuardia Community College

•	Sonia Moin, Senior Director, Initiative for a Competitive Inner City

•	Marc Morial, President and Chief Executive Officer of the National Urban League, 10,000 Small Businesses Advisory Council Member

•	David Payton, Executive Director of 10,000 Small Businesses at Delgado Community College

•	Keith Rachey, Executive Vice President and Chief Impact Officer of Community Reinvestment Fund, USA, Access to Capital Program lending partner

•	Everett Sands, Chief Executive Officer of Lendistry, Access to Capital Program lending partner

•	Len Schlesinger, Professor at Harvard Business School and former President of Babson College, 10,000 Small Businesses Advisory Council Member

Program Participants and Advisors

One Million Black Women

•	Two alumnae of the Black in Business program

•	Black in Business program Business Advisor

10,000 Small Businesses

•	Education Program alum, LaGuardia Community College (2010)

•	Education Program alum, Miami-Dade Community College (2014)

•	Education Program alum, Wayne State University (2014)

•	Education Program alum, LaGuardia Community College (2016)

•	Education Program alum, National Cohort (2019)

•	Education Program alum, National Cohort (2020)

Investment and Grant Recipients

One Million Black Women

•	CareAcademy, investment recipient

•	Grameen America (three representatives interviewed), investment recipient

•	Low Income Investment Fund, investment recipient

•	National Affordable Housing Trust, investment recipient

•	Corner to Corner, philanthropic grant recipient

•	Echoing Green, philanthropic grant recipient

•	MOMCares, Black Women Impact Grant recipient

Fund for Racial Equity

•	Black Economic Alliance, grant recipient

•	United Negro College Fund, grant recipient

Appendix B: Relevant External Consultants and Partners

One Million Black Women

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1863 Ventures. 1863 Ventures is a Black-led national business development nonprofit accelerator and venture capital fund for historically underrepresented individuals. 1863 Ventures developed and delivers the curriculum for Black in Business.

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Arabella Advisors. Arabella Advisors is a philanthropic consulting company engaged by Goldman Sachs to assist with the design, launch, and implementation of the Black Women Impact Grants pilot program, including the review and selection of applicants. Arabella Advisors also conducted training on equitable grant application review for One Million Black Women Ambassadors who reviewed applications for the program.

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Initiative for a Competitive Inner City. ICIC is a national nonprofit research and advisory organization whose mission is to drive inclusive economic prosperity in under-resourced communities through research and programs to create jobs, income, and wealth for local residents. The One Million Black Women team engaged ICIC for assistance with the review and selection of scholars for the Black in Business program. ICIC also helped manage logistics for the in-person components of the Black in Business program, such as orientation and graduation.

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REACH Beyond Solutions. REACH is a policy development, advocacy, and executive leadership firm built to expand the capacity of corporate, nonprofit, foundation, and government clients. In connection with Gramercy Research Group and other consulting groups, REACH developed an impact evaluation framework for assessing the impact of One Million Black Women capital investments and philanthropic grants.

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Resilia. Resilia is a technology company that offers a platform providing technical assistance and capacity-building to nonprofit clients. One Million Black Women engaged Resilia to offer nonfinancial assistance, such as training videos, document templates, and a tracking platform, to Black Women Impact Grant recipients.

10,000 Small Businesses

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Babson College. Babson College is a private business school with a top-ranked entrepreneurship program with campuses in Wellesley, Boston, and Miami. The 10,000 Small Businesses team engaged Babson College and its former president, Len Schlessinger, to help design the curriculum for the Education Program. Babson College continues to have oversight over design and delivery of the curriculum across the program’s community college and university partners and through the National Cohort.

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Initiative for a Competitive Inner City. As described above, ICIC’s mission is to drive inclusive economic prosperity in under-resourced communities through research and programs to create jobs, income, and wealth for local residents. ICIC assists in selecting markets for the Education Program and developing and overseeing the scholar outreach, recruitment, selection, and application process.